Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                                                                   Exhibit 10.15

                              SCREENING AGREEMENT

     This Screening Agreement (the "Agreement") is made as of August 23, 1999 (the "Effective Date"), by and between Tularik Inc., a Delaware corporation with its offices at Two Corporate Drive, South San Francisco, California 94080 ("Tularik") and Japan Tobacco Inc., a Japanese corporation with its offices at JT Building, 2-1 Toranomon, 2- Chome, Minato-Ku, Tokyo 105-8422, Japan ("JT").

                                   Recitals

     Whereas, Tularik possesses a library (the "Tularik Library") of chemically diverse, pre-plated compounds acquired from public sources (the "Compounds") and is able to screen the Tularik Library employing Tularik's proprietary screening technology (the "Screening Technology"); and

     Whereas, JT has certain drug targets (the "JT Targets") and assays associated therewith (the "JT Assays") against which it desires that Tularik screen selected Compounds from the Tularik Library; and

     Whereas, Tularik desires to apply the Screening Technology to the Tularik Library in order to identify and supply to JT those Compounds that are most likely to show activity with respect to the JT Targets and therefore may lead to candidates for drug development;

     Now, Therefore, in consideration of the foregoing premises and the covenants set forth below, the Parties hereby agree as follows:

1.   Definitions.

     1.1 "Affiliate" shall mean any corporation or other business entity that during the term of this Agreement controls, is controlled by or is under common control with JT or Tularik but only for so long as such entity controls, is controlled by or is under common control with JT or Tularik. For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of over fifty percent (50%) of the stock entitled to vote, and for non-stock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirements, any company owned or controlled by or owning or controlling JT or Tularik at the maximum control or ownership right permitted in a country where such company exists. Notwithstanding the foregoing, [ * ].

     1.2   "Compounds" shall have the meaning given in the first recital.

     1.3   "Confidential Information" shall have the meaning given in Section
6.1.

     1.4 "Control" or "Controlled" shall mean possession by a Party of the ability to grant a license or sublicense in accordance with the terms of this Agreement, and without violating the terms of any agreement by such Party with a Third Party.

     1.5   "Disclosing Party" shall have the meaning given in Section 6.1.

     1.6 "Eligible Compounds" shall mean High Activity Compounds or Compounds that are not High Activity Compounds but for which payments are made by JT pursuant to Section 4.3.

     1.7 "FDA" shall mean the United States Food and Drug Administration, or any successor organization.

     1.8   "Field" shall mean prevention or treatment of human disease.

     1.9 "First Commercial Sale" means, with respect to any Product, the first sale for end use of such Product after receipt of the requisite regulatory approval.

     1.10 "High Activity Compound" shall mean a Compound: (a) identified pursuant to the Screening Program; and (b) that [ * ].

     1.11 "High Throughput-Ready Protocol" shall mean a protocol that describes the procedure for screening any JT Assay that is consistent with a high throughput screening format.

     1.12 "High Throughput Validation Data" shall mean data with respect to a JT Assay demonstrating: (a) [ * ], (b) [ * ] and (c) [ * ].

     1.13 "IND" shall mean an Investigational New Drug application, as defined in FDA regulations, as amended from time to time.

     1.14  "Initial Compounds" shall have the meaning given in Section 2.2.2.

     1.15  "Initial Results" shall have the meaning given in Section 2.2.3.

     1.16  "Inventions" shall mean either JT Inventions or Tularik Inventions.

     1.17 "Joint Technology" shall have the meaning given in Section 5.1.2.

     1.18  "JT Assays" shall have the meaning given in the second recital.

     1.19  "JT Inventions" shall have the meaning given in Section 5.1.1.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     1.20 "JT Know-How" shall mean all ideas, inventions, data, instructions, processes, formulas, expert opinion and information, owned or Controlled in whole or part by JT by license, assignment or otherwise, in each case, necessary or useful for the screening of the JT Assays that is within the Control of JT during the Screening Program Term, excluding JT Patent Rights.

     1.21 "JT Patent Rights" shall mean Patent Rights owned, licensed or Controlled by JT (including its Affiliates, licensors or its licensees) that relate to the JT Targets or the JT Assays.

     1.22  "JT Targets" shall have the meaning given in the second recital.

     1.23  "JT Technology" shall mean JT Patent Rights and JT Know-How.

      1.24 "License Commencement Date" shall mean the date on which a particular Eligible Compound is identified.

     1.25 "License Term" shall mean the period commencing on the License Commencement Date and ending on a country-by-country and Product-by-Product basis on the later to occur of: (i) twelve (12) years after the First Commercial Sale of such Product in such country by JT, its Affiliates or Sublicensees; or
(ii) the expiration of the last to expire issued patent within the Tularik Inventions containing any claim that would be infringed by a Third Party by making, using or selling the applicable Product in the applicable country.

     1.26 "NDA" shall mean a New Drug Application, as defined in FDA regulations, as amended from time to time.

     1.27  "Party" shall mean either Tularik or JT.

     1.28 "Patent Rights" shall mean all U.S. or foreign jurisdiction (including the European Patent Convention) patent applications, including any regular, or provisional applications and any continuation (in whole or in part), division, or substitute thereof, or any equivalent of any of the foregoing, and any patent issuing thereon, including any reissue, re-examination or extension thereof.

     1.29 "Product" shall mean any product for use in the Field containing an Eligible Compound.

     1.30  "Receiving Party" shall have the meaning given in Section 6.1.

     1.31 "Screening Data" shall mean a summary report prepared by Tularik for each JT Assay describing: [ * ].

     1.32 "Screening Library" shall have the meaning given in the first recital.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     1.33 "Screening Program" shall mean the program pursuant to which Tularik will screen Compounds against JT Assays as described in Section 2.2.

     1.34  "Screening Program Term" shall have the meaning given in Section 8.1.

     1.35 "Screening Supplies" shall mean all biological materials, reagents or special plates required for the screening of the JT Assay.

     1.36 "Screening Technology" shall have the meaning given in the first recital.

     1.37  "Second Round Compounds" shall have the meaning given in Section
2.2.4.

     1.38  "Second Round Results" shall have the meaning given in Section 2.2.5.

     1.39 "Sublicensee" shall mean a Third Party to whom JT has granted a sublicense under the Tularik Technology to make, use, develop, manufacture and/or sell Product(s). As used in this Agreement, it is understood that "Sublicensee" shall also include any Third Party to whom JT has granted the right to distribute Product(s), provided that such Third Party has the primary responsibility for marketing and promotion at its expense of such Product within the field or territory for which such distribution rights are granted.

     1.40 "Third Party" shall mean any person or entity other than Tularik and JT, and their respective Affiliates.

     1.41  "Third Round Compounds" shall have the meaning given in Section
2.2.6.

     1.42  "Third Round Results" shall have the meaning given in Section 2.2.7.

     1.43  "Tularik Inventions" shall have the meaning given in Section 5.1.1.

     1.44 "Tularik Know-How" shall mean all ideas, inventions, data, instructions, processes, formulas, expert opinion and information, including, without limitation, biological, chemical, pharmacological, toxicological, physical and analytical, safety, manufacturing and quality control data and information, owned or Controlled, in whole or part, by Tularik during the License Term by license, assignment or otherwise, in each case, necessary or useful for the development or commercialization of Eligible Compounds, but shall exclude Tularik Patent Rights.

     1.45  "Tularik Library" shall have the meaning given in the first recital.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     1.46 "Tularik Patent Rights" shall mean Patent Rights owned, licensed or Controlled by Tularik during the License Term that relate exclusively to Eligible Compounds.

     1.47 "Tularik Technology" shall mean Tularik Patent Rights and Tularik Know-How.

2.   Screening Activity.

     2.1 Meetings. Tularik and JT will meet in person or communicate by telephone or video conference as necessary during the Screening Program Term.

     2.2   Screening.

           2.2.1 Designation of JT Assay. Within [ * ] of the Effective Date, JT shall propose in writing to Tularik at least [ * ] JT Assay for screening by Tularik pursuant to this Agreement, as further described in the Attachment. During the Screening Program Term, JT shall propose in writing to Tularik additional JT Assays for screening by Tularik pursuant to this Agreement for a total of [ * ] JT Assays per year and possibly [ * ] JT Assays per year if expanded pursuant to this Section 2.2.1. Each year during the Screening Program Term, Tularik shall use reasonable efforts to perform screening of [ * ] JT Assays. During the Screening Program Term, JT may, upon written notice, request that Tularik perform screening of [ * ] JT Assays per year, and Tularik may perform such additional screening in its sole discretion. For each proposed JT Assay, JT will provide Tularik with a written proposal describing such JT Assay. Such written proposal shall include [ * ]. In addition to such written proposal, JT shall provide to Tularik, or request Tularik to procure subject to
Section 4.4, at JT's discretion, all Screening Supplies. Within [ * ] following receipt of such Screening Supplies, Tularik shall determine whether the JT Assay is suitable for screening in a high throughput format. During such [ * ] period, Tularik: [ * ]. Within [ * ] of receiving such proposal, and such further information as Tularik may reasonably request regarding such proposed JT Assay, Tularik shall notify JT in writing whether Tularik reasonably believes that performing such JT Assay is [ * ]. In the event that Tularik reasonably believes that performing such JT Assay is inconsistent with such Tularik obligations or infeasible for the reasons set forth in the immediately preceding sentence, Tularik shall not be obligated to accept such JT Assay for screening pursuant to this Agreement.

           2.2.2 Selection of Compounds. Within [ * ] of the Effective Date, the Parties shall select an initial set of [ * ] Compounds from the Tularik Library (the "Initial Compounds") that the Parties believe [*]. Anything in this
Section 2.2.2 to the contrary notwithstanding, the Initial Compounds selected by the Parties shall consist of: [ * ].

           2.2.3 Screening of Initial Compounds. Within: (a) [ * ] (in the case of JT Assays that are [ * ]); or (b) the number of days (between [ * ]) determined by the


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

mutual agreement of the Parties (in the case of JT Assays that are [ * ]); of receipt by Tularik of the payment set forth in Section 4.1(a), Tularik shall (i) screen each Initial Compound to determine the [ * ] of such Initial Compound with respect to the JT Target in the associated JT Assay and (ii) provide JT with the Screening Data resulting therefrom for each of the Initial Compounds with respect to the JT Target (the "Initial Results"). Within [ * ] of the commencement of screening with respect to a given JT Target, Tularik will give JT notice that such screening has commenced.

          2.2.4 Initial Results. If JT determines that, based on the Initial Results for a given JT Target, screening of additional Compounds in the Tularik Library may be useful in relation to such JT Target, then based upon such Initial Results, the Parties may select a set of up to [ * ] additional Compounds from the Tularik Library (the "Second Round Compounds") that the Parties believe will exhibit the greatest likelihood of an acceptable level of [
* ] in relation to such JT Target. Anything in this Section 2.2.4 to the contrary notwithstanding, the Second Round Compounds selected by the Parties shall consist of: [ * ].

          2.2.5 Screening of Second Round Compounds. Within: (a) [ * ] (in the case of JT Assays that are [ * ]); or (b) the number of days (between [ * ]) determined by the mutual agreement of the Parties (in the case of JT Assays that are [ * ]); of receipt by Tularik of the payment set forth in Section 4.1(b), Tularik shall: (i) screen each Second Round Compound to determine the level of [ * ] of such Second Round Compound with respect to each JT Target; and (ii) provide JT with the Screening Data resulting therefrom for each of the Second Round Compounds (the "Second Round Results").

          2.2.6 Second Round Results. If JT determines that, based on the Initial Results and the Second Round Results for a given JT Target, screening of additional Compounds in the Tularik Library may be useful in relation to such JT Target, then based upon the Initial Results and Second Round Results, the Parties may select a set of up to [ * ] additional Compounds from the Tularik Library (the "Third Round Compounds") that the Parties believe will exhibit the greatest likelihood of an acceptable level of [ * ] in relation to such JT Target. Anything in this Section 2.2.6 to the contrary notwithstanding, the Third Round Compounds selected by the Parties shall consist of: [ * ].

          2.2.7 Screening of Third Round Compounds. Within: (a) [ * ] (in the case of JT Assays that are [ * ]); or (b) the number of days (between [ * ]) determined by the mutual agreement of the Parties (in the case of JT Assays that are [ * ]); of receipt by Tularik of the payment set forth in Section 4.1(c), Tularik shall: (i) screen each Third Round Compound to determine the level of [
* ] of such Third Round Compound with respect to each JT Target; and (ii) provide JT with the Screening Data resulting therefrom for each of the Third Round Compounds (the "Third Round Results"). Subject to Section 3.8, Tularik shall immediately remove from Tularik's library each Eligible Compound upon selection thereof by JT.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     2.3 Record-Keeping. Tularik shall maintain records, in sufficient detail and in a good scientific manner, which shall reflect all work performed and results obtained in performance of JT Assay (including all data in the form required under all applicable laws and regulations of the United States).

3.   Transfer of Rights.

     3.1 Rights to JT. Subject to the terms and conditions of this Agreement, Tularik hereby: (i) assigns to JT all right, title and interest in the Tularik Patent Rights; (ii) grants to JT an exclusive, worldwide, fully-paid up, royalty-free license under the Tularik Inventions and the interest of Tularik in the Joint Technology; and (iii) grants to JT a nonexclusive, worldwide, fully-paid up, royalty-free license under the Tularik Know-How; to make, have made and use Eligible Compounds, to develop, make, have made, use, sell, have sold, offer for sale, import and have imported Products in the Field. Anything in this Agreement to the contrary notwithstanding, any Eligible Compound for which JT has not made any required payment pursuant to Section 4.2 and/or 4.3 shall not be a Eligible Compound for the purpose of the foregoing assignment and licenses; provided, however, that [ * ].

     3.2 License to Tularik. Subject to the terms and conditions of this Agreement, JT grants to Tularik, on a JT Assay-by-JT Assay basis, a non-transferable, nonexclusive, license under JT Technology, without the right to grant sublicenses, to make and use any JT Assay solely in connection with the conduct of the Screening Program.

     3.3  Retained Rights.  Except for the licenses expressly provided in
Section 3.1 and 3.2, no right or license in or to any intellectual property owned or Controlled by JT or Tularik, as the case may be, is granted or implied hereunder, and each Party shall retain all rights not expressly granted to the other Party. No license or other right in the Tularik Technology or JT Technology shall be created hereunder by implication, estoppel or otherwise. Notwithstanding the licenses and rights granted to JT herein, Tularik retains the right to make, have made and use all Compounds other than Eligible Compounds selected by JT pursuant to Section 3.7 for any purpose.

     3.4 Sublicenses. Subject to the terms and conditions of this Agreement, JT shall have the right to sublicense the rights granted in Section 3.1(ii) and
(iii) above. Each such sublicense shall be consistent with all the terms and conditions of this Agreement and subordinate to this Agreement. Each such sublicense of the rights granted in: (i) Section 3.1(ii) shall be subject to the receipt by Tularik of prior written notice from JT; and (ii) Section 3.1(iii) shall be subject to the prior consent of Tularik, which consent shall not be unreasonably withheld. JT shall remain responsible to Tularik for all of each such Sublicensee's applicable obligations under the sublicense. Each sublicense shall provide for the continuation of the license following early termination of the license rights of JT hereunder.

     3.5  Third Party Rights.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

          3.5.1 Overlapping Rights. It is understood that Tularik is in the business of providing screening services to Third Parties, and that Tularik will grant such Third Parties rights after the Effective Date to acquire licenses for Compounds similar to JT's rights under this Agreement. Notwithstanding the licenses granted to JT above, it is possible that a Third Party may acquire rights from Tularik with respect to one or more Compounds of which Tularik is a sole or joint owner; accordingly, Tularik's grant of rights in this Article 3 is limited to the extent that a Third Party (either alone or jointly with Tularik) has filed a patent application with respect to such a Compound prior to the filing by JT (either alone or jointly with Tularik) of a patent application with respect to such a Compound. It is further understood that Compounds provided to Third Parties in the course of Tularik's other business activities may result in Third Party patent applications and patents that could affect the rights granted to JT under this Article 3. Notwithstanding the foregoing, JT shall have the right: [ * ]. In any event, Tularik shall immediately advise JT of any Highly Active Compounds of which Tularik is aware at any time during the License Term as being the subject of any patent or patent application of any such Third Party. Anything in this Section 3.5.1 to the contrary notwithstanding, Tularik covenants and agrees that it shall not, following the License Commencement Date, [ * ].

          3.5.2 No Liability. It is understood and agreed that, even if Tularik complies with its obligations under this Agreement, Compounds provided to Third Parties in the course of Tularik's other business activities may result in Third Party patent applications and patents, including patent applications and patents owned by such Third Parties, or owned jointly by Tularik and such Third Parties, that could conflict with patent applications and patents owned by JT, or jointly owned by JT and Tularik hereunder. Tularik will use its reasonable efforts to avoid such conflict and, unless JT is damaged as a proximate result of a material breach by Tularik of its representations or waranties set forth in Article 7, then Tularik shall have no liability under this Agreement with respect to any such conflict, except as set forth in Section
4.9 hereof.

     3.6 No Other Products. Except as otherwise agreed by Tularik in writing, neither JT nor its Affiliates or Sublicensees shall commercialize (or authorize the commercialization of) any Eligible Compound other than as a Product in accordance with this Agreement.

     3.7 Limitation on Rights to Eligible Compounds. In the event that the Screening Program results in a universe of potentially Eligible Compounds that exceeds [ * ] Eligible Compounds, JT shall have the ability to select from among such universe those [ * ] Eligible Compounds of greatest interest to JT in its sole discretion. Such selection shall be made following the receipt by JT of the Initial Results, the Second Round Results or the Third Round Results, as the case may be. The license granted, and the rights assigned, pursuant to Section
3.1 shall be [ * ] pursuant to this Section 3.7.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     3.8 Removal of Eligible Compounds. Tularik shall remove from the Tularik Library during the License Term each Eligible Compound that has been selected by JT pursuant to Section 3.7 up to an aggregate of [ * ] such Eligible Compounds.

     3.9 Value of Know-How; Convenience of the Parties. The Parties acknowledge that Tularik may not own or control patent applications or patents covering the manufacture, sale or use of a particular Product. However, the Parties agree that, in addition to the value of the license under Section 3.1 because of such patents (if any), substantial value is contributed by Tularik under this Agreement in accelerated time to market, enhanced probability of success and the potential for multiple leads. For the convenience of the Parties, JT agrees to pay the amount specified herein, regardless of whether a Product is covered by a patent application or patent owned or Controlled by Tularik.

     3.10 Third Party Royalties. JT shall be responsible for the payment of any royalties due to Third Parties for the manufacture, use or sale of Products by JT, its Affiliates or Sublicensees.

4.   Payments.

     4.1 Screening Payments. In consideration for Tularik's performance of the Screening Program in accordance with Section 2.2 for each JT Assay, JT will pay to Tularik (a) [ * ] for the Initial Compounds selected by the Parties for screening against such JT Assay pursuant to Section 2.2.2; (b) [ * ] for the Second Round Compounds selected for screening against such JT Assay by the Parties pursuant to Section 2.2.4; and (c) [ * ] for the Third Round Compounds selected for screening against such JT Assay by the Parties pursuant to Section
2.2.6. Upon receipt of such payment, Tularik will proceed with testing Compounds in such Screening Program pursuant to Section 2.2.

     4.2  High Activity Compound Payments.

          4.2.1  High Activity Compound Fee.  Subject to the [ * ] set forth in
Section 4.2.2, for each High Activity Compound for a given JT Target for which rights are granted to JT pursuant to Section 3.1, JT will pay to Tularik [ * ]. Such payment shall be made by JT to Tularik promptly following JT's independent confirmation that each High Activity Compound referenced in the Initial Results, Second Round Results or Third Round Results, as the case may be, exhibits [ * ] with respect to the relevant JT Target in the JT Assay at the [ * ] specified in accordance with Section 1.10(b). JT shall endeavor to complete such independent confirmation within a period of [ * ] commencing on the receipt of such High Activity Compound from Tularik or another source, as provided herein. JT may request that Tularik provide JT with such High Activity Compound to accomplish such independent confirmation. Tularik shall use its reasonable efforts to provide to JT [ * ] of such High Activity Compound [ * ] for this purpose; provided, however, [ * ]. In the event Tularik [ * ] such High Activity Compound pursuant to the foregoing proviso, JT shall [ * ] such High Activity Compound or give up the rights granted in Section 3.1 in such High Activity Compound.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In the event JT elects [ * ] such High Activity Compound, JT shall endeavor to complete such [ * ] within a reasonable time. Tularik shall use its reasonable efforts to provide JT with such information and/or data requested by JT as is reasonably necessary to permit JT to perform such [ * ].

          4.2.2 [ * ] High Activity Compound License Fee. In the event that there are more than [ * ] Compounds that are High Activity Compounds for a given JT Target, JT shall not be obligated to [ * ] under Section 4.2.1 for such JT Target.

     4.3 Payments for Compounds that are not High Activity Compounds. For each Compound that JT desires to license pursuant to Section 3.1, notwithstanding that such Compound is not a High Activity Compound, JT will pay to Tularik, within [ * ] of the date on which each such Compound is selected by JT: (a) [ * ] such Compounds licensed pursuant to this Section 4.3; and (b) [ * ] for each such Compound in excess of [ * ] Compounds licensed pursuant to this Section 4.3.

     4.4 Payments for New Capital Equipment and Screening Supplies. In the event that new capital equipment [ * ] is required by Tularik in order to screen the JT Assays, Tularik shall forward to JT in writing the relevant information and costs therefor in advance. In the event JT agrees to the purchase of such equipment and/or Screening Supplies, [ * ]. [ * ].

     4.5 Payments. Any payments due pursuant to Sections 4.1, 4.2, 4.3 or 4.4 shall be paid within [ * ] of receipt of an invoice therefor.

     4.6 Payment Method. All payments due under this Agreement shall be made by bank wire transfer when due in immediately available funds to an account designated by Tularik. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Bank of America, San Francisco, on the date such payment is due, plus an additional two percent (2%) per annum, calculated on the number of days such payment is delinquent.

     4.7 Currency Conversion. All payments outlined in this Agreement are in U.S. Dollars. If any currency conversion shall be required in connection with the calculation of any payments hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions as reported in The Wall Street Journal for the last reported day of the calendar quarter to which such payment pertains.

     4.8 Tax Matters. All amounts required to be paid to Tularik pursuant to this Agreement shall be paid without deduction for withholding for or on account of any taxes, including any sales, use, value added or transfer tax, or similar governmental charge imposed by a jurisdiction other than the United States. Payment of any such tax or similar governmental charge, including any due in connection with the transfer of the JT Assays hereunder, shall be the sole responsibility of JT. In the event that Tularik is required to pay any such tax or other similar charge, JT shall promptly reimburse Tularik for payment of such amounts.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     4.9 Refunds or Credits. Except as expressly provided below, any payment made to Tularik pursuant to this Agreement shall be non-refundable. Payments made by JT to Tularik for any Highly Active Compounds pursuant to Section 4.2.1, or for any Compounds that are not Highly Active Compounds pursuant to Section 4.3, for which [ * ] shall be refunded in full by Tularik to JT and the license set forth in Section 4.2.1 or 4.3, as the case may be, shall terminate.

5.   Ownership of Inventions.

     5.1  Ownership.


          5.1.1 Sole Ownership. JT shall be the sole owner of all intellectual property conceived and reduced to practice or otherwise developed solely by its employees and agents, and all patent applications and patents claiming such intellectual property arising out of the Screening Program or JT's use thereof ("JT Inventions"). Tularik shall be the sole owner of any intellectual property conceived and reduced to practice or otherwise developed solely by its employees and agents and all patent applications and patents claiming such intellectual property arising out of the Screening Program ("Tularik Inventions"); provided, however, that any Tularik Invention that relates primarily to the JT Assays shall be assigned to JT. Each Party agrees to execute, or have its employees, agents or consultant execute, all paperwork necessary to effectuate any such assignment necessary to achieve such ownership by Tularik or JT, as the case may be.

          5.1.2 Joint Technology. If, during the Screening Program, one or more employees or consultants of Tularik, together with one or more employees or consultants of JT, jointly conceive any intellectual property (the "Joint Technology"), each of the Parties shall own an undivided one-half interest in the Joint Technology.

          5.1.3 U.S. Law. Inventorship of Tularik Inventions, JT Inventions and Joint Technology shall be determined in accordance with the patent laws of the United States.

          5.1.4 Retained Rights. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to convey or transfer ownership by one Party to the other of any right, title or interest in any Confidential Information, Inventions or Patent Rights owned or Controlled by a Party. Except as expressly provided for in this Agreement, nothing in this Agreement shall be construed as a license or sublicense by one Party to the other of any rights in any Inventions or Patent Rights owned or Controlled by a Party or its Affiliates.

     5.2  Patent Filing and Prosecution.

          5.2.1 Cooperation. JT and Tularik shall consult together upon all matters relating to the filing, prosecution, and maintenance of patents within Joint


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Technology. This shall include giving the other Party the opportunity to review and comment upon the text of any priority application before filing; consultation about the decision whether or not to foreign file and, if so, in which countries; and giving the other Party the opportunity, as far in advance of filing dates as feasible, to fully review and comment on the basic foreign filing text. Each Party shall provide to the other copies of any search reports and official actions, including notice of all interferences, reissues, re-examinations, and oppositions received from the relevant patent offices promptly after receipt. Each Party shall reasonably cooperate with and assist the other in connection with activities subject to this Section 5.2.1, at the other's request. Each Party shall execute, and ensure that its employee inventors shall execute, all documents reasonably required in connection with the filing, prosecution or maintenance of patents within the Joint Technology. Patent counsel designated by each Party will meet in person or by telephone or video conference as necessary during (i) the Screening Program Term, and (ii) the pendency of any of the patent applications within the scope of this Section
5.2.1 to coordinate, discuss, review and implement patent filing and prosecution strategy. In the event that a single patent or patent application within Tularik Patent Rights contains both Eligible Compounds and other Compounds, Tularik shall file a divisional application directed exclusively to the Eligible Compounds in a timely and commercially reasonable manner.

          5.2.2 Failure to Prosecute. Either Party may elect upon sixty (60) days prior notice to discontinue prosecution or maintenance of any patent within Joint Technology in any or all countries. In such case, the other Party shall have the right to prosecute and maintain such patent applications and patents in such countries it deems appropriate, at its sole expense.

     5.3 Enforcement. JT and Tularik shall separately have the right, but not the obligation, to bring proceedings against any Third Party for the inappropriate use, including patent infringement, of Inventions, trade secrets or Patent Rights solely owned or Controlled by it, and at its own risk and expense. Such Party shall be entitled to retain any and all awards or damages obtained in any such proceeding. At the request and expense of either Party, the other Party shall give the requesting Party all reasonable assistance required to file and conduct any such proceeding. For Joint Technology, JT and Tularik shall use their best efforts to coordinate pursuing a commercially reasonable action to address inappropriate use, including patent infringement, by Third Parties of such Joint Technology and to determine how expenses and any recovery from such action shall be allocated between the Parties.

     5.4  Defense of Infringement Claims.

          5.4.1 Claims Relating to Products. Tularik will cooperate with JT, at JT's request and expense, in the defense of any suit, action or proceeding against Tularik and its Affiliates, or JT and its Affiliates or Sublicensees, alleging the infringement of the intellectual property rights of a Third Party by reason of the manufacture, use or sale of a Product by JT, its Affiliates or Sublicensees. JT shall give Tularik prompt written notice


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

of the commencement of any such suit, action, proceeding or claim of infringement. Tularik shall give to JT all authority, information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, that if Tularik or its Affiliates should be joined in any such suit, action or proceeding pursuant to this Section 5.4.1 at the request of JT, JT shall hold Tularik or any such Affiliate or licensee, as applicable, free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys' fees, except to the extent attributable to the negligence of Tularik. JT shall have the right to control the conduct and settlement of any such litigation; provided, however, that JT shall not enter into any settlement of such claim, suit, or proceeding that admits or concedes that any aspect of the Tularik Technology or Joint Technology is invalid or unenforceable without the prior written consent of Tularik.

          5.4.2 Claims Relating to Tularik Technology. JT will cooperate with Tularik, at Tularik's expense, in the defense of any suit, action or proceeding against Tularik or its Affiliates alleging the infringement of the intellectual property rights of a Third Party by reason of Tularik's use of any Tularik Patent Rights and Tularik Technology (other than Products) in performing its obligations to JT under this Agreement. Tularik shall give JT prompt written notice of the commencement of any such suit, action, proceeding or claim of infringement. JT shall give to Tularik all authority, information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, that if JT should be joined in any such suit, action or proceeding pursuant to this Section 5.4.2 at the request of Tularik, Tularik shall hold JT free, clear and harmless from any and all costs and expenses of such litigation, including reasonable attorneys' fees, except to the extent attributable to the negligence of JT.

     5.5 Indemnity. JT shall indemnify, defend and hold harmless Tularik from any and all damages, costs or expenses arising out of any: (a) Third Party claim of patent infringement relating to the JT Targets or JT Assays; or (b) recalls, warranty claims or product liability claims (without regard to the nature of the causes of action alleged or theories of recovery asserted) arising in connection with the development and/or commercialization of Products by JT, its Affiliates or Sublicensees; except to the extent caused by the negligence, recklessness or intentional misconduct of Tularik.

6.   Confidential Information.

     6.1 Nondisclosure Obligations. Subject to the provisions of Section 6.2 below, during the later of Screening Program Term or License Term and for five
(5) years thereafter, any and all knowledge, know-how, screening results, assay information, Compound structures, practices, processes or other information received by one Party to this Agreement (the "Receiving Party") from the other Party to this Agreement (the "Disclosing Party") pursuant to this Agreement (hereinafter referred to as "Confidential Information") shall be received and maintained by the Receiving Party in strict confidence, shall not be disclosed to any Third Party, and shall not be used by the Receiving Party for any purpose other than those purposes specified in this Agreement, unless the Receiving Party can demonstrate by competent written proof that such Confidential
Information:

          (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act of omission of the Receiving Party in breach of this Agreement;

          (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

          (e) was independently discovered or developed by the Receiving Party without the use of Confidential Information belonging to the Disclosing Party; or

          (f)  [ * ].

     6.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

               (a)  filing or prosecuting patents relating to inventions;

               (b)  prosecuting or defending litigation;

               (c)  complying with applicable governmental regulations;

               (d) disclosure to Affiliates, Sublicensees, employees, consultants or agents each of whom is bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6; and,

               (e)  disclosure to investment bankers.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to this
Section 6.2 it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use best efforts to take all reasonable action to avoid disclosure of Confidential Information hereunder. Further, JT shall have the right to use all information received with respect to Highly Active Compounds hereunder for purposes relating to such Highly Active Compounds' development and commercialization.

7.   Representations and Warranties.

     7.1 By JT. JT represents and warrants to Tularik that it has the right to provide the JT Assays to be supplied hereunder and that it has not previously entered and will not enter during the Screening Period Term into any agreement with a Third Party in conflict with this Agreement.

     7.2 By Tularik. Tularik represents and warrants to JT that it has the right to carry out the activities under Article 2 above and that it has not previously entered and


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

will not enter during the Screening Period Term into any agreement with a Third Party in conflict with this Agreement.

     7.3 Disclaimer Concerning Compounds. THE COMPOUNDS AND ANY CHEMICAL STRUCTURES DISCLOSED TO JT HEREUNDER ARE BEING PROVIDED WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THEY ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE. NOTWITHSTANDING THE FOREGOING, TULARIK WARRANTS AND REPRESENTS THAT IT IS NOT, AS OF THE EFFECTIVE DATE, AWARE OF ANY EXISTING THIRD PARTY CLAIMS AGAINST OR WITH RESPECT TO THE COMPOUNDS.

8.   Term; Termination.

     8.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated as hereinafter provided, shall continue in force for a period of two (2) years after the same ("Screening Program Term"). The Screening Program Term may be extended for additional periods from time to time upon mutual agreement of the Parties hereto.

     8.2 Termination for Default. In the event that either Party to this Agreement shall be in default of any of its material obligations hereunder and shall fail to remedy such default within [ * ] after receipt of written notice thereof, the Party not in default shall have the option of terminating this Agreement by giving written notice thereof, notwithstanding anything to the contrary contained in this Agreement.

9.   Accrued Rights; Surviving Obligations

     9.1 Termination of this Agreement shall not affect any accrued rights of either Party. The terms of Section 3.1(i), 3.1(iii), 3.5.1, 3.5.2, 11.4 and Articles 5, 6 and 7 of this Agreement shall survive termination of this Agreement. Promptly after termination of this Agreement each Party shall return or dispose of any materials and information of the other in accordance with the instructions of the other, including without limitation any Compounds and written materials disclosed hereunder.

10.  Governing Law; Dispute Resolution.

     10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

     10.2 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the Parties shall try to settle their differences amicably and in good faith between themselves first, by


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

referring the disputed matter to the respective heads of research of each Party and, if not resolved by the research heads, by referring the disputed matter to the respective Chief Executive Officers of each Party.

11.  Miscellaneous.

     11.1 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed by registered or certified airmail, postage prepaid, addressed to the signatory to whom such notice is required or permitted to be given or transmitted by facsimile to the number indicated below. All notices shall be deemed to have been given when mailed, as evidenced by the postmark at the point of mailing, or transmitted by facsimile.

All notices to JT shall be addressed as follows:

     Japan Tobacco Inc.
     Central Pharmaceutical Research Institute
     1-1, Murasaki-cho, Takatsuki, Osaka 569-1125
     Japan
     Fax:  81-726-81-9715
     Attn: Dr. S. Manabe
           Manager, International Development Department

     with a copy to:
     Japan Tobacco Inc.
     Pharmaceutical Division-
     Japan Tobacco Bldg.
     2-1, Toranomon 2-chome, Minato-ku, Tokyo 105-8422
     Fax:  81-3-5572-1449
     Attn: Mr. T. Yoneyama
           Vice President, Pharmaceutical Business Development Dept.

All notices to Tularik shall be addressed as follows:

     Tularik Inc.
     Two Corporate Drive
     South San Francisco, CA 94080  U.S.A.
     Attn.: President

     Any Party may, by written notice to the other, designate a new addressee, address or facsimile number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

     11.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors and nothing contained in this Agreement shall be construed to be inconsistent with such relationship status. This


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

     11.3 Entire Agreement; Amendment. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties hereto with regard to the subject matter hereof, and there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties hereto other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties hereto.

     11.4 Arbitration. Any dispute or claim arising out of or related to this Agreement, or the interpretation, making, performance, breach, validity, or termination hereof, that has not been resolved by negotiation or mediation as set forth above, shall be finally settled by binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICOC Rules") by one arbitrator appointed in accordance with the ICOC Rules. The arbitration proceedings shall be held in Tokyo, Japan if initiated by Tularik, and in San Francisco, California, if initiated by JT, unless otherwise mutually agreed. At the request of either Party, the arbitrator will enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The judgment of the arbitrator shall be in the form of a reasoned, written opinion, and shall be issued within sixty (60) days of the conclusion of the arbitration proceeding. Any award rendered by the arbitrator(s) shall be conclusive and binding upon the parties, and may be entered in any court having jurisdiction thereof. The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim relief, as necessary, without breach of this arbitration provision and without any abridgment of the powers of the arbitrator. The arbitrator may award to the prevailing Party, if any, as determined by the arbitrator, its costs and fees, including, without limitation, ICOC administrative fees, arbitrator fees, travel expenses, out-of-pocket expenses, witness fees, and reasonable attorneys' fees. In the absence of such an award, each party shall bear its own costs and fees associated with such arbitration.

     11.5 Affiliates; Assignment. Except as otherwise provided in this Section 11.5, neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that a Party may assign its rights or obligations to a Third Party in connection with the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or actual voting control of the assigning Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any attempted delegation or assignment not in accordance with this Section 11.5 shall be of no force or effect.


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

     11.6 Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.7 Force Majeure. Any delays in performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to, acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

     11.8 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this agreement shall be deemed valid and enforceable to the full extent.

     11.9 Waiver. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

     11.10 English Language. This Agreement has been prepared in the English language and shall be construed in the English language.

     In Witness Whereof, the Parties have by duly authorized persons, executed this Agreement, as of the date first above written.


Japan Tobacco Inc.                                Tularik Inc.

By:  /s/ Y. Inubushi                              By:  /s/ John P. McLaughlin
    -----------------------------                    -------------------------

Title: Vice President, International Development  Title:  President

Date:  September 9, 1999                          Date:  August 23, 1999
      ---------------------------                      -----------------------


[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.